Exhibit 5.1

307 North Michigan Avenue, Chicago, Illinois 60601-5382 | T: 312.346.8100

December 4, 2025

Old Republic International Corporation

307 North Michigan Avenue

Chicago, Illinois 60601

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

I am Assistant Vice President and Assistant General Counsel of Old Republic International Corporation, a Delaware corporation (the “Company”). This opinion is rendered in connection with the registration statement on Form S-4 (the “Registration Statement”) being filed on the date hereof relating to the offer and sale by the Company of up to $207,000,000 in aggregate value of shares of the Company’s common stock, par value $1.00 per share (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to subscription rights (the “Rights”) to be issued to Participants (as defined in the Registration Statement).

In rendering this opinion, I have examined originals or copies certified or otherwise identified to my satisfaction of such documents, corporate and other records, certificates and other papers as I have deemed necessary to examine for purposes of this opinion.

Based upon the foregoing, I am of the opinion that:

1.	the Rights have been duly authorized by the Company and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

2.	the Shares have been duly authorized by the Company and, when issued and delivered against payment therefor on the terms described in the Registration Statement, will be validly issued, fully-paid, and nonassessable.

In rendering the foregoing opinion, my examination of the matters of law has been limited to, and I express no opinion as to, the laws of any jurisdiction other than the Delaware General Corporation Law (“DGCL”) and the federal laws of the United States of America, as in effect on the date hereof. I am not admitted to practice in the State of Delaware; however, I am generally familiar with the DGCL as currently in effect and have made such inquiries as I consider necessary to render the opinion herein. This opinion is limited to the effect of the current state of the applicable laws and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement and to the reference to myself under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Victoria Pool
Victoria Pool
Assistant Vice President and Assistant General Counsel